UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 18, 2011

FOUR OAKS FINCORP, INC.
(Exact name of registrant as specified in its charter)

North Carolina	000-22787	56-2028446
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6114 U.S. 301 South Four Oaks, North Carolina	27524
(Address of principal executive offices)	(Zip Code)

(919) 963-2177
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On February 18, 2011, Four Oaks Fincorp, Inc. (OTC BB: FOFN) (the “Corporation”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), issued a press release announcing reported financial results for the fourth quarter and fiscal year ended December 31, 2010.  Also on February 18, 2011, the Corporation filed a Current Report on Form 8-K (the “Form 8-K”) with the Securities and Exchange Commission (“SEC”) and attached a copy of the press release as Exhibit 99.1.

The Corporation is filing this amendment to the Form 8-K to note that the unaudited financial data in the February 18, 2011 press release has been superseded in its entirety by the financial data contained in the Corporation’s Annual Report on Form 10-K filed with the SEC on May 16, 2011, including the Corporation’s audited financial statements contained in that report.  In particular, the Corporation’s audited net loss for 2010 was $28.3 million or $3.78 per basic and diluted share instead of unaudited net loss of $25.6 million or $3.42 per basic and diluted share. The Corporation’s net loss for the quarter ended December 31, 2010 was $22.1 million or $2.94 per basic and diluted share instead of $19.4 million or $2.58 per basic and diluted share. At December 31, 2010 audited total assets, net loans, shareholders’ equity, and book value per share were $947.6 million, $660.2 million, $35.5 million, and $4.70, respectively, instead of the unaudited $949.8 million, $662.0 million, $38.1 million, and $5.05, respectively, originally reported.  The audited provision for loan losses for the year ended December 31, 2010 was $31.7 million instead of $29.9 million and audited net charge-offs recognized in 2010 were $25.3 million instead of $27.0 million.  Net charge-offs recognized during the quarter ended December 31, 2010 were $6.9 million, which included approximately $8.4 million of specific reserves which were established within our allowance for loan losses instead of $8.6 million of charge-offs with $4.0 million of specific reserves. At December 31, 2010, audited nonperforming assets were $60.3 million instead of the unaudited $54.7 million due to loans 90 days or more past due of $946,000 instead of $872,000; nonaccrual loans of $51.5 million instead of $44.4 million; and other real estate owned (OREO) of $8.8 million instead of $9.4 million.  The audited allowance for loan losses at December 31, 2010 was $22.1 million or 3.24% of gross loans instead of $18.6 million or 2.73% of gross loans originally reported.  Troubled debt restructurings (TDRs) at December 31, 2010 totaled $51.5 million, and were comprised of $20.6 million performing TDRs and $30.9 nonperforming TDRs instead of $47.0 million total TDRs including $20.8 million performing TDRs and $26.2 million nonperforming TDRs.

At December 31, 2010, the Corporation remained well capitalized with total risk based capital of 10.42%, tier 1 risk based capital of 7.6%, and leverage ratio of 5.17% instead of 10.79%, 7.74%, and 5.46%, respectively.  The Bank was adequately capitalized at December 31, 2010 with total risk based capital of 9.77%, tier 1 risk based capital of 8.50%, and leverage ratio of 5.88% and not well capitalized as originally reported with ratios of 10.10%, 8.83%, 6.17%, respectively.  Audited net interest income (loss) after the provision for loan losses totaled ($4.5) million and ($1.0) million for the three months and  twelve months ended December 31, 2010, respectively, instead of ($2.6) million and $817,000, respectively, unaudited. Audited non-interest income for the year ended December 31, 2010 was $8.5 million instead of $8.8 million originally reported due to a writedown of other investments, and non-interest expense for the same period was $29.7 million instead of $29.2 million due to additional writedowns of OREO. Non-interest income for the quarter ended December 31, 2010 was $1.9 million instead of $2.1 million, and non-interest expense for the same period was $8.7 million instead of $8.1 million. The revisions to the Corporation’s annual and fourth quarter results described above were primarily due to further review of the Corporation’s loan portfolio during the Corporation’s year-end audit process.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOUR OAKS FINCORP, INC.

By: /s/ Ayden R. Lee, Jr.
Ayden R. Lee, Jr.
Chairman, President, and
Chief Executive Officer

Date:	May 16, 2011